American Century International Bond Funds

AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 10th day of April, 2017, by and between AMERICAN CENTURY INTERNATIONAL BOND FUNDS, a Massachusetts business trust and registered investment company (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010, and amended effective July 26, 2013 (“Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to change the name of the Institutional Class of common stock to R5 Class for the series of shares titled International Bond Fund; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of duly established new I Class and Y Class for the series of shares titled International Bond Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Schedule C. Schedule C to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule C attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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American Century International Bond Funds

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century International Bond Funds
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century International Bond Funds                Schedule C: Complex Fee Schedules

Schedule C
Complex Fee Schedules

	Rate Schedules
Complex Assets	All Other Classes	R5 Class	I Class	R6 Class	Y Class
First $2.5 billion	0.3100%	0.1100%	0.2100%	0.0600%	0.1100%
Next $7.5 billion	0.3000%	0.1000%	0.2000%	0.0500%	0.1000%
Next $15.0 billion	0.2985%	0.0985%	0.1985%	0.0485%	0.0985%
Next $25.0 billion	0.2970%	0.0970%	0.1970%	0.0470%	0.0970%
Next $25.0 billion	0.2870%	0.0870%	0.1870%	0.0370%	0.0870%
Next $25.0 billion	0.2800%	0.0800%	0.1800%	0.0300%	0.0800%
Next $25.0 billion	0.2700%	0.0700%	0.1700%	0.0200%	0.0700%
Next $25.0 billion	0.2650%	0.0650%	0.1650%	0.0150%	0.0650%
Next $25.0 billion	0.2600%	0.0600%	0.1600%	0.0100%	0.0600%
Next $25.0 billion	0.2550%	0.0550%	0.1550%	0.0050%	0.0550%
Thereafter	0.2500%	0.0500%	0.1500%	0.0000%	0.0500%

Series	Investor Class	R5 Class	A Class	I Class	C Class	R Class	R6 Class	Y Class
International Bond Fund	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes

C-1

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